Exhibit 99

 Carpenter Technology Reports Fourth Quarter & Full Year 2005 Results

    WYOMISSING, Pa.--(BUSINESS WIRE)--July 25, 2005--Carpenter Technology Corporation (NYSE:CRS) today reported record sales and net income for the fourth quarter and fiscal year ended June 30, 2005. The results reflected favorable market conditions and the benefits from the company's continued focus on lean and variation reduction.
    Net sales for the fourth fiscal quarter ended June 30, 2005 were $362.4 million, compared with $296.8 million for the same quarter a year ago.
    Net income in the recent fourth quarter was $47.8 million, or $1.86 per diluted share, compared to net income of $17.7 million, or $0.73 per diluted share, a year ago.
    Carpenter's recent fourth quarter included a gain of $0.21 per diluted share from the sale of its Carpenter Special Products Corporation (CSPC) subsidiary. Also in the recent fourth quarter, net income was favorably impacted by $.23 per diluted share, as a result of favorable tax adjustments.
    Free cash flow in the recent fourth quarter was $45.1 million, compared with free cash flow of $9.4 million in the quarter a year ago. Free cash flow in the recent fourth quarter included $15.4 million in net cash proceeds from the sale of CSPC. Also in the quarter, free cash flow was reduced by $25 million as a result of the company's voluntary contribution to a VEBA trust that funds post-retirement medical expenses. Carpenter also made a $25 million voluntary contribution to the VEBA trust in last year's fourth quarter.
    At June 30, 2005, net debt was $63.5 million. Carpenter's net debt amount was $53.3 million lower than at the end of the previous quarter and $186.2 million lower than a year ago.

    Fiscal Year Results

    Net sales for fiscal 2005 were $1.3 billion, compared with $1.0 billion for the previous fiscal year.
    Net income for fiscal 2005 was $135.5 million, or $5.37 per diluted share, compared with net income of $36.0 million, or $1.49 per diluted share a year ago.
    For fiscal 2005, the company generated $133.8 million of free cash flow, compared to free cash flow of $88.4 million a year ago.

    Fourth Quarter - Operating Summary

    "Record results for the quarter and fiscal 2005 were driven by strong demand for our higher value materials, especially from the aerospace market, and our continued focus on lean and variation reduction," said Robert J. Torcolini, chairman, president and chief executive officer. "The operating improvements made during the past few years significantly enhanced the operating leverage in our business model and has positioned the company to create additional value for shareholders."
    Carpenter's sales increased 22 percent in the fourth quarter from a year ago, which reflected a better product mix, higher base selling prices and surcharges. Excluding surcharge revenue, sales increased 17 percent from the fourth quarter a year ago.
    Sales increased in most major end-use markets during the fourth quarter versus the same quarter a year ago. Aerospace market sales increased 52 percent; medical market sales 43 percent; automotive market sales 19 percent; consumer market sales 12 percent; and industrial market sales 7 percent. Sales to the power generation market declined 1 percent.
    Geographically, sales outside the United States increased 32 percent from a year ago and represented 29 percent of fourth quarter sales. In the recent fourth quarter, sales outside the United States benefited from strong demand for materials sold to the European aerospace and medical markets, and growth in Asia.
    Carpenter's gross profit in the fourth quarter increased to $92.9 million, or 25.6 percent of sales, from $62.5 million, or 21.1 percent of sales, in the quarter a year ago.
    The gross profit improvement reflected a better product mix due to increased demand for higher value materials from key markets, notably aerospace and medical, higher base prices and the benefits from lean initiatives and variation reduction.
    Carpenter's fourth quarter operating income increased to $66.9 million, or 18.5 percent of sales, from $31.3 million, or 10.5 percent of sales, a year ago. Excluding the gain on the sale of CSPC, Carpenter's fourth quarter operating income reached a record level. The increase from a year ago reflects the improvement in gross profit and a continued focus on managing selling and administrative expenses.

    Outlook

    "We believe that market conditions will remain favorable in fiscal 2006, particularly for our specialty alloy, titanium and ceramic materials sold into the aerospace market. These favorable conditions combined with our focus to reduce product complexity through the elimination of marginally profitable products and efforts in lean and variation reduction will continue to drive our performance in 2006," Torcolini said. "Although we are pleased with our recent accomplishments, we see opportunity for continued improvement in our operating results."
    Accordingly, the company expects that free cash flow will be in excess of $100 million in fiscal 2006.

    Segment Results - Fourth Quarter

    Specialty Metals

    Net sales for the quarter ended June 30, 2005 for the Specialty Metals segment, which includes the Specialty Alloys Operations (SAO), Dynamet, and Carpenter Powder Products (CPP) business units, were $329.7 million, compared to $268.3 million in the same quarter a year ago.
    SAO sales increased 19 percent from the same quarter a year ago. The increase was due primarily to a better product mix as a result of strong demand from the U.S. and European aerospace markets, pricing actions and surcharges. SAO volume decreased 16 percent from the quarter a year ago primarily reflecting the strategy to reduce the sale of marginally profitable products, and lower demand from the automotive and industrial markets.
    Dynamet's sales increased 69 percent in the fourth quarter versus a year ago, also as a result of strong demand from the aerospace markets, continued growth in the domestic and foreign medical markets, and higher base selling prices. The sales increase also reflected the impact of a significant rise in titanium costs.
    CPP's sales were 46 percent higher than a year ago due to higher selling prices, stronger demand from the industrial and automotive markets and a better product mix.
    Operating income for the Specialty Metals segment was $58.4 million, compared to $32.6 million a year ago. The increase in operating income reflected the effects of a better product mix, higher base prices and continued operational improvements.

    Engineered Products Segment

    Net sales for this segment, which includes sales of fabricated metal and ceramic components, were $33.4 million, compared to $29.0 million a year ago. Strong demand from most end use markets and higher base prices were the primary drivers of the sales increase.
    Operating income for the Engineered Products segment increased to $5.8 million from $3.8 million a year ago. Operating income benefited from higher sales, increased base selling prices and better operating efficiencies from lean and variation reduction.

    Segment Results - Fiscal Year

    Specialty Metals

    Fiscal 2005 net sales for the Specialty Metals segment were $1.2 billion, compared to $909.1 million for the previous fiscal year.
    SAO sales increased 28 percent from a year ago, due to an improved product mix, base pricing actions and surcharges. SAO volume was 4 percent lower than a year ago as strong demand for higher value materials was offset primarily by SAO's intentional reduction in the sale of marginally profitable products and lower volumes to the industrial and automotive markets.
    For fiscal 2005, Dynamet's sales increased 61 percent from a year ago. The increase is due primarily to stronger demand from the aerospace and medical markets and increased prices. CPP's sales were 40 percent higher than a year ago as a result of strong demand from the industrial, automotive and aerospace markets and higher base selling prices.
    Fiscal 2005 operating income for the Specialty Metals segment was $183.9 million, compared to $71.5 million a year ago. The increase reflected higher base selling prices, a better product mix and continued operational improvements.

    Engineered Products Segment

    Net sales for this segment in fiscal 2005 were $129.1 million compared to $110.0 million for fiscal 2004. This group of companies benefited from strong demand across most major markets including automotive, aerospace, industrial and power generation and higher base selling prices.
    Operating income for the Engineered Products segment for fiscal 2005 was $22.2 million versus $14.4 million a year ago. The increase in operating income was largely associated with stronger demand, better pricing and a continued focus on lean and variation reduction.

    Net Pension Expense

    In the fourth quarter of 2005, Carpenter had pre-tax net pension expense of $0.6 million, which was offset by the favorable tax effects of Medicare Part D and, therefore, did not have a measurable impact on earnings per share. This compares to pre-tax net pension expense of $3.6 million, or $0.09 per diluted share, for the same quarter a year ago.
    For fiscal 2005, the company's pre-tax net pension expense was $2.4 million. This amount was mostly offset by the favorable tax effects of Medicare Part D, which resulted in a net pension expense equivalent to $0.01 per diluted share. In fiscal 2004, Carpenter's pre-tax net pension expense was $16.1 million, or $0.42 per diluted share.
    The net pension amount is actuarially determined as of each June 30 and typically held constant throughout the fiscal year. In fiscal 2006, Carpenter expects that it will have a pre-tax net pension expense of $11.5 million, or the equivalent of $0.24 per diluted share. The increase in the net pension expense from fiscal 2005 primarily reflects a decrease in the discount rate to 5.00% from 6.25% as a result of a lower interest rate environment.
    The company's defined benefit pension plan remains well funded and, as in prior years, the company is not required to make a cash contribution to the plan.

    Other Items

    In the fourth quarter of fiscal 2005, selling and administrative expenses of $34.7 million were 9.6 percent of sales compared to $31.2 million, or 10.5 percent of sales, in the same quarter a year ago. The increase primarily reflects a $4.2 million increase of a reserve related to ongoing cleanup costs at a location that was closed in 1987.
    For fiscal 2005, selling and administrative expenses of $120.6 million were 9.2 percent of sales compared to $117.1 million, or 11.5 percent of sales, in fiscal 2004.
    Interest expense for the quarter decreased to $5.4 million from $5.6 million in the fourth quarter a year ago due to reduced debt levels, which was partially offset by higher interest rates.
    For fiscal 2005, interest expense was $23.0 million or $0.7 million lower than a year ago.
    In fiscal 2004, Carpenter incurred a loss on the early retirement of debt of $2.3 million, or $.06 per diluted share.
    Other income for the fourth quarter was $1.1 million as compared to $0.6 million in the fourth quarter a year ago. In the recent fourth quarter, increased interest income from invested cash was partially offset by foreign exchange losses. For fiscal 2005, other income of $8.8 million compared to other income of $7.6 million in fiscal 2004.
    In the recent fourth quarter, net income was favorably impacted by $0.23 per diluted share as a result of a $3.0 million benefit from a partial reversal of state tax net operating loss carry forward valuation allowances and a $2.8 million benefit due to an adjustment of the state effective deferred tax rate.

    Cash Flow and Liquidity

    Carpenter has maintained the ability to provide cash to meet its needs through cash flow from operations, management of working capital and the flexibility to use outside sources of financing to supplement internally generated funds.
    Free cash flow in the recent fourth quarter was $45.1 million, compared with free cash flow of $9.4 million in the fourth quarter a year ago. Free cash flow in the recent fourth quarter included $15.4 million in net cash proceeds from the sale of CSPC. Also in the quarter, free cash flow was reduced by $25 million as a result of the company's decision to make a voluntary contribution to a VEBA trust that funds post-retirement medical expenses. Carpenter also made a $25 million voluntary contribution to the VEBA trust in last year's fourth quarter.
    For fiscal 2005, the company generated $133.8 million of free cash flow, compared to free cash flow of $88.4 million in fiscal 2004. Carpenter believes that its current financial resources, both from internal and external sources, will be more than adequate to meet its foreseeable needs.

    Conference Call

    Carpenter will host a conference call and webcast today, July 25, at 10:00 a.m., Eastern Time, to discuss the results of operations for the fourth quarter and fiscal 2005.
    Please call 610-208-2800 for details of the conference call. Access to the call will also be made available at Carpenter's web site (www.cartech.com) and through CCBN (www.ccbn.com). A replay of the call will be made available at www.cartech.com or at www.ccbn.com.

    Carpenter produces and distributes specialty alloys, including stainless steels, titanium alloys and superalloys, and various engineered products. Information about Carpenter can be found on the Internet at www.cartech.com.

    Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected, anticipated or implied. The most significant of these uncertainties are described in Carpenter's filings with the Securities and Exchange Commission including its annual report on Form 10-K for the year ended June 30, 2004, its subsequent Forms 10-Q and the exhibits attached to those filings. They include but are not limited to: 1) the cyclical nature of the specialty materials business and certain end-use markets, including aerospace, power generation, automotive, industrial and consumer, or other influences on Carpenter's business such as new competitors, the consolidation of customers and suppliers or the transfer of manufacturing capacity from the United States to foreign countries; 2) the ability of Carpenter to achieve cost savings, productivity improvements or process changes; 3) the ability to recoup increases in the cost of energy and raw materials or other factors; 4) domestic and foreign excess manufacturing capacity for certain metals;
5) fluctuations in currency exchange rates; 6) the degree of success of government trade actions; 7) the valuation of the assets and liabilities in Carpenter's pension trusts and the accounting for pension plans; 8) possible labor disputes or work stoppages; and 9) the potential that our customers may substitute alternate materials or adopt different manufacturing practices that replace or limit the suitability of our products. Any of these factors could have an adverse and/or fluctuating effect on Carpenter's results of operations. The forward-looking statements in this document are intended to be subject to the safe harbor protection provided by
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Carpenter undertakes no obligation to update or revise any forward-looking statements.




                   CONSOLIDATED STATEMENT OF INCOME
                 (in millions, except per share data)


                                Three Months Ended     Year Ended
                                     June 30             June 30
                                ------------------ -------------------
                                  2005     2004      2005      2004
                                --------- -------- --------- ---------

NET SALES                         $362.4   $296.8  $1,314.2  $1,016.7

Cost of sales                      269.5    234.3     998.1     831.5
                                --------- -------- --------- ---------
Gross profit                        92.9     62.5     316.1     185.2

Selling and administrative
 expenses                           34.7     31.2     120.6     117.1
Gain on sale of business            (8.7)      --      (8.7)       --
                                --------- -------- --------- ---------
Operating income                    66.9     31.3     204.2      68.1

Interest expense                     5.4      5.6      23.0      23.7
Loss on early retirement of debt      --       --        --       2.3
Other income, net                   (1.1)    (0.6)     (8.8)     (7.6)
                                --------- -------- --------- ---------

Income before income taxes          62.6     26.3     190.0      49.7
Income taxes                        14.8      8.6      54.5      13.7
                                --------- -------- --------- ---------
NET INCOME                         $47.8    $17.7    $135.5     $36.0
                                ========= ======== ========= =========

EARNINGS PER COMMON SHARE:
   Basic                           $1.92    $0.75     $5.54     $1.51
                                ========= ======== ========= =========
   Diluted                         $1.86    $0.73     $5.37     $1.49
                                ========= ======== ========= =========


WEIGHTED AVERAGE COMMON
  SHARES OUTSTANDING:
   Basic                            24.7     22.8      24.2      22.5
                                ========= ======== ========= =========
   Diluted                          25.6     23.7      25.1      23.4
                                ========= ======== ========= =========

Cash dividends per common share   $0.125  $0.0825   $0.4075   $0.3300
                                ========= ======== ========= =========


Certain reclassifications of prior year's amounts have been made to conform with current year's presentation.





                             PRELIMINARY
                 CONSOLIDATED STATEMENT OF CASH FLOWS
                            (in millions)

                                                       Year ended
                                                        June 30
                                                  --------------------
                                                     2005       2004
                                                  ---------- ---------

OPERATIONS:
  Net income                                         $135.5     $36.0
  Adjustments to reconcile net income to
   net cash provided from operations:
    Depreciation                                       46.8      49.2
    Amortization                                        3.4       7.9
    Deferred income taxes                               7.7       6.5
    Net pension expense                                 2.4      16.1
    Net loss on asset disposals                         1.2       0.1
    Gain on sale of business                           (8.7)       --
  Changes in working capital and other:
    Receivables                                       (31.8)    (40.5)
    Net change in accounts receivable purchase
     facility                                            --     (10.0)
    Inventories                                       (49.8)     (4.3)
    Other current assets                               (9.2)     (0.1)
    Accounts payable                                   26.2      44.5
    Accrued current liabilities                        42.7      28.2
    Income tax refund                                   3.4       0.6
    Contribution to VEBA                              (25.0)    (25.0)
    Other, net                                         (2.3)    (15.1)
                                                  ---------- ---------
Net cash provided from operations                     142.5      94.1
                                                  ---------- ---------

INVESTING ACTIVITIES:
  Purchases of plant, equipment and software          (13.8)     (8.0)
  Proceeds from disposals of plant and equipment        1.1       1.6
  Proceeds from sale of business                       15.4        --
  Purchases of marketable securities                 (172.4)    (70.0)
  Sales of marketable securities                       94.6      41.2
                                                  ---------- ---------
Net cash used for investing activities                (75.1)    (35.2)
                                                  ---------- ---------

FINANCING ACTIVITIES:
  Net change in short-term debt                        (2.3)    (15.7)
  Payments on long-term debt                          (20.2)    (20.2)
  Checks not cleared                                     --      (3.7)
  Dividends paid                                      (11.4)     (9.3)
  Proceeds from issuance of common stock               54.2      12.8
                                                  ---------- ---------
Net cash provided from (used for) financing
 activities                                            20.3     (36.1)
                                                  ---------- ---------

Effect of exchange rate changes on cash and cash
 equivalents                                           (0.5)      0.3
                                                  ---------- ---------

INCREASE IN CASH AND CASH EQUIVALENTS                  87.2      23.1
Cash and cash equivalents at beginning of period       76.6      53.5
                                                  ---------- ---------
Cash and cash equivalents at end of period           $163.8     $76.6
                                                  ========== =========


Certain reclassifications of prior year's amounts have been made to conform with current year's presentation.





                             PRELIMINARY
                      CONSOLIDATED BALANCE SHEET
                            (in millions)

                                                    June 30   June 30
                                                      2005      2004
                                                   --------- ---------

ASSETS
Current Assets:
  Cash and cash equivalents                          $163.8     $76.6
  Marketable securities                               106.6      28.8
  Accounts receivable, net                            193.4     165.2
  Inventories                                         228.6     185.0
  Deferred income taxes                                 7.4        --
  Other current assets                                 31.8      36.2
                                                   --------- ---------
     Total current assets                             731.6     491.8

Property, plant and equipment, net                    569.2     608.7
Prepaid pension cost                                  250.8     247.0
Goodwill                                               46.4      46.4
Trademarks and trade names, net                        21.1      24.3
Other assets                                           34.3      38.0
                                                   --------- ---------
Total assets                                       $1,653.4  $1,456.2
                                                   ========= =========

LIABILITIES
Current liabilities:
  Short-term debt                                       $--      $2.2
  Accounts payable                                    133.4     109.0
  Accrued compensation                                 39.6      26.1
  Accrued income taxes                                 18.4      10.3
  Accrued liabilities                                  57.5      51.4
  Deferred income taxes                                  --      10.9
  Current portion of long-term debt                     0.2      20.2
                                                   --------- ---------
     Total current liabilities                        249.1     230.1

Long-term debt, net of current portion                333.7     332.7
Accrued postretirement benefits                       108.5     143.5
Deferred income taxes                                 192.5     175.6
Other liabilities                                      45.4      36.3
                                                   --------- ---------
Total liabilities                                     929.2     918.2
                                                   --------- ---------


STOCKHOLDERS' EQUITY
  Convertible preferred stock                          19.7      20.8
  Common stock                                        129.7     120.7
  Capital in excess of par value - common stock       278.1     215.1
  Reinvested earnings                                 354.5     230.4
  Common stock in treasury, at cost                   (35.8)    (38.0)
  Deferred compensation                                (9.2)     (9.5)
  Accumulated other comprehensive loss                (12.8)     (1.5)
                                                   --------- ---------
     Total stockholders' equity                       724.2     538.0
                                                   --------- ---------

Total liabilities and stockholders' equity         $1,653.4  $1,456.2
                                                   ========= =========

Certain reclassifications of prior year's amounts have been made to conform with current year's presentation.





                              PRELIMINARY
                        SEGMENT FINANCIAL DATA
                             (in millions)


                               Three Months Ended      Year Ended
                                     June 30             June 30
                               ------------------- -------------------
                                 2005      2004      2005      2004
                               ---------- -------- --------- ---------

Net sales:
  Specialty Metals                $329.7   $268.3  $1,188.3    $909.1
  Engineered Products               33.4     29.0     129.1     110.0
  Intersegment                      (0.7)    (0.5)     (3.2)     (2.4)
                               ---------- -------- --------- ---------

  Consolidated net sales          $362.4   $296.8  $1,314.2  $1,016.7
                               ========== ======== ========= =========

Operating income:
  Specialty Metals                 $58.4    $32.6    $183.9     $71.5
  Engineered Products                5.8      3.8      22.2      14.4
  Gain on sale of business           8.7       --       8.7        --
  Corporate costs                   (9.9)    (6.3)    (25.2)    (20.9)
  Pension earnings, interest &
   deferrals                         3.7      1.2      14.7       3.1
  Intersegment                       0.2       --      (0.1)       --
                               ---------- -------- --------- ---------

   Consolidated operating
    income                         $66.9    $31.3    $204.2     $68.1
                               ========== ======== ========= =========


Carpenter is organized in the following business units: Specialty Alloys Operations, Dynamet, Carpenter Powder Products and Engineered Products. For segment reporting, the Specialty Alloys Operations, Dynamet and Carpenter Powder Products operating segments have been aggregated into one reportable segment, Specialty Metals, because of the similarities in products, processes, customers, distribution methods and economic characteristics.

The service cost component of net pension expense, which represents the estimated cost of future pension liabilities earned associated with active employees, is included in the operating results of the business segments. The residual net pension expense, which is comprised of the expected return on plan assets, interest costs on the projected benefit obligations of the plans, and amortization of actuarial gains and losses and prior service costs, is included under the heading "Pension earnings, interest & deferrals."

Certain reclassifications of prior year's amounts have been made to conform with current year's presentation.





                              PRELIMINARY
                      SELECTED FINANCIAL MEASURES
                 (in Millions, Except Per Share Data)


                                    Three Months Ended   Year Ended
                                         June 30           June 30
                                    ------------------ ---------------
FREE CASH FLOW                        2005     2004     2005    2004
                                    --------- -------- ------- -------

Net cash provided from operations      $37.7     $4.4  $142.5   $94.1
Net change in accounts receivable
 purchase facility                        --     10.0      --    10.0
Purchases of plant, equipment and
 software                               (5.0)    (2.8)  (13.8)   (8.0)
Proceeds from disposals of plant and
 equipment                               0.5      0.2     1.1     1.6
Proceeds from sale of business          15.4       --    15.4      --
Dividends paid                          (3.5)    (2.4)  (11.4)   (9.3)
                                    --------- -------- ------- -------
Free cash flow                         $45.1     $9.4  $133.8   $88.4
                                    ========= ======== ======= =======

Free cash flow is a measure of cash generated which management evaluates for alternative uses.


                                                        March
                                              June 30    31    June 30
NET DEBT                                        2005    2005    2004
                                              -------- ------- -------

Short-term debt                                  $---    $1.0    $2.2
Current portion of long-term debt                 0.2    20.2    20.2
Long-term debt, net of current
 portion                                        333.7   332.1   332.7
                                              -------- ------- -------
Total debt                                      333.9   353.3   355.1
Cash                                           (163.8) (148.2)  (76.6)
Marketable securities                          (106.6)  (88.3)  (28.8)
                                              -------- ------- -------
Net debt                                        $63.5  $116.8  $249.7
                                              ======== ======= =======

Accumulated cash and marketable securities are expected to be used for debt repayment when economically feasible until a targeted debt to capital ratio is achieved.


                                    Three Months Ended   Year Ended
                                         June 30           June 30
                                    ------------------ ---------------
NET PENSION EXPENSE                   2005      2004     2005   2004
                                    --------- -------- ------- -------

Pension plan (income) expense          ($0.6)    $2.2   ($2.4)   $8.8
Other postretirement benefits
 expense                                 1.2      1.4     4.8     7.3
                                    --------- -------- ------- -------
Pre-tax net pension expense              0.6      3.6     2.4    16.1
Income tax benefit                      (0.5)    (1.5)   (2.2)   (6.3)
                                    --------- -------- ------- -------
Net pension expense                     $0.1     $2.1    $0.2    $9.8
                                    ========= ======== ======= =======

Net pension expense per share          $0.00    $0.09   $0.01   $0.42
                                    ========= ======== ======= =======

Weighted average diluted common
 shares                                 25.6     23.7    25.1    23.4
                                    ========= ======== ======= =======

    CONTACT: Carpenter Technology Corporation
             Investor and Media Inquiries:
             Jaime Vasquez, 610-208-2165
             jvasquez@cartech.com